Exhibit 99.1

Combined carve-out financial

statements

DSM Protective Materials

For the financial year ended 31 December 2021

Combined carve-out financial statements of DPM

Table of contents

Independent auditor’s report	3

Combined carve-out income statement	5

Combined carve-out statement of comprehensive income	6

Combined carve-out statement of financial position at 31 December	7

Combined carve-out statement of changes in Business Equity (Note 12)	8

Combined carve-out cash flow statement (Note 20)	9

Notes to the Combined Carve-out Financial Statements	10

A – General information about the business	10

B – Introduction to the Combined Carve-out Financial Statements	10

C – Basis of preparation	12

D – Summary of significant accounting policies	14

E – Other notes to the Combined Carve-out Financial Statements	20

Combined carve-out financial statements of DPM

Independent auditors’ report

To the Managing Board of Koninklijke DSM N.V.:

Qualified Opinion

We have audited the combined carve-out financial statements of DSM Protective Materials, which comprise the combined carve-out statement of financial position as of 31 December 2021, and the related combined carve-out statements of income, comprehensive income, changes in business equity, and the combined carve-out cash flow statement for the year then ended, and the related notes to the combined carve-out financial statements.

In our opinion, except for the effects of the matter described in the Basis for Qualified Opinion section of our report, the accompanying combined carve-out financial statements present fairly, in all material respects, the financial position of DSM Protective Materials as of 31 December 2021, and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Basis for Qualified Opinion

As discussed in Note B, the accompanying combined carve-out financial statements do not include comparative figures or an opening statement of financial position at the date of transition to IFRS which constitutes a departure from International Accounting Standard 1, Presentation of Financial Statements, and IFRS 1, First-time Adoption of International Financial Reporting Standards as issued by the IASB.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Combined Carve-out Financial Statements section of our report. We are independent of DSM Protective Materials, and have fulfilled our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit, which includes relevant ethical requirements in the United States of America. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified audit opinion.

Emphasis of Matter

We draw attention to Note C, which describes the principles applied to the preparation and presentation of the combined carve-out financial statements. The combined carve-out financial statements may not be suitable for another purpose. Our opinion is not modified with respect to this matter.

Responsibilities of Management and Those Charged With Governance for the Combined Carve-out Financial Statements

Management is responsible for the preparation and fair presentation of the combined carve-out financial statements in accordance with IFRS as issued by the IASB, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined carve-out financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined carve-out financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that may cast significant doubt about DSM Protective Materials’ ability to continue as a going concern taking into account all available information about the future, which is at least, but is not limited to, twelve months from the end of the reporting period of the combined carve-out financial statements; to disclose, as applicable, matters related to going concern; and to use the going concern basis of accounting, unless management either intends to liquidate DSM Protective Materials or to cease operations, or has no realistic alternative but to do so.

The Managing Board of Koninklijke DSM N.V. acting as those charged with governance is responsible for overseeing DSM Protective Materials’ combined carve-out financial reporting process.

Combined carve-out financial statements of DPM

Auditors’ Responsibilities for the Audit of the Combined Carve-out Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined carve-out financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined carve-out financial statements.

In performing an audit in accordance with GAAS we:

-	Exercise professional judgment and maintain professional skepticism throughout the audit.

-

Identify and assess the risks of material misstatement of the combined carve-out financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined carve-out financial statements.

-

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of DSM Protective Materials’ internal control. Accordingly, no such opinion is expressed.

-

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined carve-out financial statements.

-

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that may cast significant doubt about DSM Protective Materials’ ability to continue as a going concern for a reasonable period of time. If we conclude that a material uncertainty exists, we are required to draw attention in our auditors’ report to the related disclosures in the combined carve-out financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditors’ report. However, future events or conditions may cause DSM Protective Materials ceasing to continue as a going concern.

-

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within DSM Protective Materials to express an opinion on the combined carve-out financial statements. We are responsible for the direction, supervision, and performance of the group audit. We remain solely responsible for our audit opinion.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG Accountants N.V.

Amstelveen, the Netherlands

21 July 2022

Combined carve-out financial statements of DPM

Combined Carve-out Financial Statements

Combined carve-out income statement

x € thousands	Notes	2021

Continuing operations
Sales	3	339,022
Cost of sales	3	(213,497)
Gross margin		125,525

Marketing and sales expenses	3	(28,861)
Research and development expenses	3	(14,285)
General and administrative expenses	3	(23,195)
Other operating income	3	3,342
Other operating expense	3	(148)
Operating profit		62,378

Financial income	4	143
Financial expense	4	(7,077)
Profit before income tax expense		55,444

Income tax expense	5	(9,247)
Share of the profit of equity accounted investees, net of tax	8	(63)
Net profit for the year		46,134

Of which:
- Attributable to non-controlling interests	13	141
- Attributable to the Owner		45,993

The accompanying notes are an integral part of these Combined Carve-Out Financial Statements.

Combined carve-out financial statements of DPM

Combined carve-out statement of comprehensive income

x € thousands	Notes	2021

Net profit for the year		46,134

Other comprehensive income
Exchange differences on translation of foreign operations relating to the non-controlling interests	13	198
Tax related items that will not be reclassified to profit or loss		-
Items that will not be reclassified to profit or loss		198

Exchange differences on translation of foreign operations		16,984
Hedging reserve	18
- Reclassification adjustment to the income statement		(2,377)
Tax related items that may subsequently be reclassified to profit or loss		594
Items that may subsequently be reclassified to profit or loss		15,201

Total comprehensive income		61,533
Of which:
- Attributable to non-controlling interests	13	339
- Attributable to the Owner		61,194

The accompanying notes are an integral part of these Combined Carve-out Financial Statements.

Combined carve-out financial statements of DPM

Combined carve-out statement of financial position at 31 December

in € thousands	Notes	2021
Assets
Intangible assets & goodwill	6	57,816
Property, plant and equipment	7	213,727
Deferred tax assets	5	3,076
Equity accounted investees	8	3,221
Other financial assets		60
Non-current assets		277,900

Inventories	9	64,184
Trade receivables	10	47,631
Income tax receivables	5, 10	774
Other current receivables	10	193,179
Cash and cash equivalents	11	6,170
Current assets		311,938
Total		589,838

Equity and liabilities
Owner’s net investment	12	319,944
Non-controlling interests	13	1,981
Business Equity		321,925

Deferred tax liabilities	5	6,032
Borrowings	14	117,444
Other non-current liabilities	15	7,885
Non-current liabilities		131,361

Borrowings	14	77,059
Derivatives		6
Trade payables	16	37,833
Income tax payables	5, 16	7,868
Other current liabilities	16	13,786
Current liabilities		136,552
Total		589,838

The accompanying notes are an integral part of these Combined Carve-out Financial Statements.

Combined carve-out financial statements of DPM

Combined carve-out statement of changes in Business Equity (Note 12)

x € thousands	Currency translation reserve	Hedging reserve	Result for the year	Funding by DSM	Owner’s net investment	Non- controlling interests	Total Business Equity
Balance at 1 January 2021	(13,812)	1,783	-	265,567	253,538	1,642	255,180
Result for the year	-	-	45,993	-	45,993	141	46,134
Other comprehensive income	16,984	(1,783)	-	-	15,201	198	15,399
Total comprehensive income	16,984	(1,783)	45,993	-	61,194	339	61,533

Share-based compensation	-	-	-	409	409	-	409
Contributions by / (distributions to) DSM	-	-	-	4,803	4,803	-	4,803
Balance at 31 December 2021	3,172	-	45,993	270,779	319,944	1,981	321,925

The accompanying notes are an integral part of these Combined Carve-out Financial Statements.

Combined carve-out financial statements of DPM

Combined carve-out cash flow statement (Note 20)

x € thousands	2021
Operating activities
Net profit for the year	46,134
Share of the profit of associates and joint ventures, net of tax	63
Income tax	9,247
Profit before income tax expense	55,444,
Financial income and expense	6,934
Operating profit	62,378

Other adjustments to reconcile operating profit to cash from operating activities
- Depreciation, amortization and impairments	37,810
- (Gain) or loss from disposals	117
- Share-based payments	409
- Government grant	(456)
- Fair value adjustment recognized on earn-out liabilities	(1,761)
- Other	(394)

Operating cash flow before changes in working capital	98,103
Inventories	2,664
Trade & other current receivables	14,435
Trade payables & other current liabilities	(7,763)
Changes in working capital	9,336

Interest received	130
Income tax paid	(2,145)
Cash provided by operating activities	105,424

Investing activities
Capital expenditure for:
- Intangible assets	(2,300)
- Property, plant and equipment	(10,316)
Cash from / (used in) investing activities	(12,616)

Financing activities
Repayment of loans	(15,858)
Payments of lease liabilities	(1,300)
Funding cash pool	(66,516)
Interest paid	(5,946)
Cash (used in) / from financing activities	(89,620)

Change in cash and cash equivalents	3,188

Cash and cash equivalents at 1 January	2,612
Effects of movements in exchange rates on cash held	370
Cash and cash equivalents at 31 December	6,170

The accompanying notes are an integral part of these Combined Carve-out Financial Statements.

Notes to the combined carve-out financial statements of DPM

Notes to the Combined Carve-out Financial Statements

A – General information about the business

DSM Protective Materials (“DPM”) is globally active in the development and production of high-performing, ultra-strong and ultra-light materials that can be used in many products and applications. The business environment of DPM is driven by the need for lightweight, sustainable solutions that offer extreme durability coupled with improved safety and ergonomics. The primary end-markets for DPM’s (intermediate) products include the personal protection, maritime and industrial industry, mechanical industry, sports and lifestyle, and other industries that require high-performing (protective) materials. Products are marketed under the Dyneema® brand. The products are manufactured and sold in several forms, including UD (uni-directional), fiber and fabrics. Products are also marketed under the TrosarTM brand, which is a cost competitive product grade that is attractive in lower value markets. DPM’s product portfolio is organized in end markets, which serve distinct key market segments and applications. The end markets are: Personal Protection (PP), Marine & Industrial Fibers (MIF), Consumer & Professional Protection (CPP), and Ultra High Molecular Weight Polyethylene (UH). DPM is a global player in all end markets, with approximately 80% of sales generated in the higher value markets of North America and Europe.

DPM operates globally and was presented as a separate Business Group within the Materials cluster in the consolidated financial statements of Koninklijke DSM N.V. ("DSM"). The DPM transaction perimeter consists of dedicated legal entities (refer to note 2 – DSM Protective Materials for an overview of the legal entities included in the DPM transaction perimeter) as well as DPM dedicated managerial reporting units. These dedicated managerial reporting units relate to DPM commercial/operational activities and assets included in legal entities that also comprise other DSM activities. DSM is the (ultimate) parent company of DPM, the registered office of DSM is Het Overloon 1 Heerlen, The Netherlands.

As used herein, the term ‘DSM’ is used for Koninklijke DSM N.V. or, as the context requires, for Koninklijke DSM N.V. and its group companies excluding DPM. The term ‘DSM Group’ is used for Koninklijke DSM N.V. and all its group companies, as such including DPM.

B – Introduction to the Combined Carve-out Financial Statements

These Combined carve-out financial statements for the year ended 31 December 2021 have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB"). These Combined carve-out financial statements are referred to hereinafter as Combined Carve-out Financial Statements.

These Combined Carve-out Financial Statements do not include all of the presentation principles of IFRS as issued by the IASB for a complete set of financial statements. International Accounting Standard 1, Presentation of Financial Statements, requires that comparative information be disclosed in respect of the previous period for all amounts reported in the financial statements, except when a standard or interpretation permits or requires otherwise. These Combined Carve-out Financial Statements have been prepared for the purposes of meeting the requirements of Rule 3-05 of Regulation S-X of the United States Securities and Exchange Commission, which does not require the presentation of comparative information for acquisitions below a certain significance level to the acquirer. Consequently, no comparative information is presented. The omission of comparative information results in an incomplete presentation of the Combined Carve-out Financial Statements in accordance with IFRS as issued by the IASB.

Notes to the combined carve-out financial statements of DPM

As DPM has not previously prepared stand-alone financial statements, these Combined Carve-out Financial Statements are the first IFRS financial statements of DPM in which IFRS 1 (First-time Adoption of International Financial Reporting Standards) has been applied. IFRS 1 sets out the procedures that an entity must follow when it adopts IFRS for the first time as the basis for preparing its general-purpose financial statements. DPM prepared the Combined Carve-out Financial Statements using IFRS 1.D16(a), as such amounts as included in DSM Group’s consolidated financial statements have been used. Furthermore, DPM has applied the exemption under IFRS 1.D13(a) to deem the cumulative foreign exchange differences to be zero at 1 January 2020 (the date of initial application). Since DPM did not previously prepare (combined) financial statements, and accordingly does not have any previous Generally Accepted Accounting Principles (GAAP), the reconciliations as per IFRS 1 are not required to be presented. The accounting policies applied in the Combined Carve-out Financial Statements are consistent with the accounting policies applied in the DSM Group’s consolidated financial statements for the year ended 31 December 2021. Transactions between DPM and DSM, which were eliminated in the DSM Group’s consolidated financial statements are reinstated in these Combined Carve-out Financial Statements.

The Combined Carve-out Financial Statements have been prepared on the basis of the DSM Group’s Consolidated Financial Statements for the purpose of presenting the financial position, results of operations and cash flows of DPM on a stand-alone basis, as explained in section ‘Basis of Preparation’, below.

These Combined Carve-out Financial Statements have been prepared on a going concern basis.

Basis of combination

The Combined Carve-out Financial Statements of DPM consist of the activities of the DSM Protective Materials business, as included in the Materials cluster of the DSM Group, on a combined basis. The DPM business is primarily conducted through dedicated legal entities, but also through dedicated managerial reporting units included in legal entities with other DSM activities. Seven legal entities are dedicated DPM legal entities and three managerial reporting units are included in legal entities that contain both DPM and DSM activities (refer to note 2 – DSM Protective Materials).

In the Combined Carve-out Financial Statements all intercompany balances and transactions between DPM entities have been eliminated.

DPM has several business relations with DSM. The related sales to and purchases from DSM, the outstanding receivables from and payables to DSM, and loans from DSM have not been eliminated. For details of such transactions with DSM, refer to note 22 – Related party transactions.

The Combined Carve-out Financial Statements include activity-based allocations from DSM for centrally managed shared service activities and corporate costs. For further details refer to the Basis of Preparation.

Management believes the allocation methods applied in these Combined Carve-out Financial Statements to be a reasonable reflection of the utilization of services provided by DSM. However, different allocation methods could have resulted in different outcomes. The allocation methods are therefore not necessarily representative of the financial positions, results of operations or cash flows that would have been reported if DPM operated on its own or as an entity independent from DSM during the period presented. Actual future cost levels may thus deviate from historical presentation.

Notes to the combined carve-out financial statements of DPM

C – Basis of preparation

1.	General

These Combined Carve-out Financial Statements present the activities, assets and liabilities of the DPM business as included in the Materials cluster of the DSM Group. The Combined Carve-out Financial Statements reflect the substance of the activities, assets and liabilities attributable to DPM, thus the legal structure was not considered the key factor in determining the perimeter of the Combined Carve-out Financial Statements.

The Combined Carve-out Financial Statements have been prepared on from the basis of the DSM Group’s Consolidated Financial Statements for the purpose of presenting the financial position, the results of operations and the cash flows of DPM on a stand-alone basis. These Combined Carve-out Financial Statements present the assets, liabilities, revenues, expenses and cash flows attributable to DPM as at and for the year ended 31 December 2021. The Combined Carve-out Financial Statements have been prepared under the historical cost convention, unless otherwise indicated. The fair value of financial assets and liabilities is presented in note 18.

Combined Carve-out Statement of Financial Position

The DPM Combined Carve-out Statement of Financial Position includes the assets and liabilities previously reported as part of the DPM business in the dedicated managerial reporting units. As such, transactions and balances of DPM activities that are included in legal entities that also comprise other DSM activities have been attributed to DPM based on specific identification. Right of use assets and lease liabilities stemming from lease arrangements of shared assets with related DSM entities, which are eliminated in the DSM Group’s consolidated financial statements, are included in the Combined Carve-out Financial Statements based on specific identification. For shared assets it has been assessed whether the respective arrangements classify as a lease based on the requirements of IFRS 16 and in those cases related lease balances have been recognized for the components applicable to DPM.

Combined Carve-out Income Statement

Expenses related to services performed by DSM for DPM, are charged through to DPM via shared-service structures, and as such are mainly activity based. Furthermore, corporate costs incurred at DSM level, such as corporate communications, control & accounting, human resources, (internal) operational audit, corporate management and corporate projects are charged to the business groups based on relative contribution to the DSM Group. Management considers the historical allocation of corporate costs to the business groups, which is conducted for income tax purposes, to be a reasonable basis for the allocation.

Historically, all corporate costs were already charged to DPM, with the exception of share-based compensation expenses. As part of the combination of the DPM perimeter for the purpose of these Combined Carve-out Financial Statements, share-based compensation expenses have been allocated to DPM based on the actual grant of share-based compensation and vesting thereof (if applicable) for any participating DPM participants, and as such based on specific identification.

Interest income and expenses recognized in the Combined Income Statement mainly relates to financing obtained from and provided to related parties, mainly DSM Finance B.V. and DSM Holding Company USA, Inc. and does not include any allocation of interest incurred or recognized by DSM on external financing obtained by DSM or interest on funding provided to DPM as part of the owner’s net investment.

Combined Carve-out Cash Flow Statement

The Combined Cash Flow Statement has been prepared using the indirect method, whereby profit or loss is adjusted for the effects of transactions of a non-cash nature, any deferrals or accruals of past or future operating cash receipts or payments, and items of income or expense associated with investing or financing cash flows. Cash deposits of DPM are pooled and transferred to a central treasury function within DSM on a daily basis wherever possible. Cash and cash equivalents in the Combined Cash flow statement only relate to cash and cash equivalents and potentially bank overdrafts on accounts owned by DPM.

Notes to the combined carve-out financial statements of DPM

2.	Employee benefits

In the Netherlands, DPM employees are not employed by DPM, but instead by DSM entities outside the DPM perimeter. All salaries and related expenses (such as the expenses related to accrual for unused vacation days and jubilee provision) are charged through to DPM based on actual costs incurred for the respective employees. Related accruals and provisions (such as accrual for unused vacation days and jubilee provision) are recognized within the owner’s net investment.

3.	Share-based compensation

Certain employees working in DPM entities are entitled to share units (Restricted Share Units - RSU and Performance Share Units - PSU) of DSM as part of the DSM Group share-based compensation plans. These DSM Group share-based compensation plans classify as equity-settled share-based compensation plans. The related share-based compensation expenses historically have not been allocated to DPM. Nevertheless, the share-based compensation expenses that relate to the participating employees that are working in the DPM entities are reflected in the Combined Carve-out Financial Statements based on actual grant of share-based compensation and vesting thereof (if applicable) for any participating DPM participants.

4.	Income tax

Income taxes were determined based on the assumption that the DPM legal and managerial reporting units were separate taxable entities and thus the "separate return method" has been applied. This assumption implies that the current and deferred income tax balances of all DPM legal and managerial reporting units are calculated separately and the recoverability of the deferred tax assets is also assessed accordingly. Certain DPM legal entities, which are a transparent entity for tax purposes or are part of a fiscal unity for income taxes, did not separately file tax returns, thus the respective current tax assets and liabilities are deemed either contributed by or distributed to the respective tax (group) member filing the tax return with a corresponding effect in the owner’s net investment. The taxes actually paid by DPM, either to the tax authorities or to DSM, have been presented in the Combined Cash flow statement, deemed contributions or distributions have not been included in the Combined Cash flow statement.

5.	Owner’s net investment

The owner’s net investment relates to shareholders’ equity of the dedicated DPM legal entities and managerial reporting units and the deemed contributions and deemed distributions in relation to carve-in and carve-out adjustments.

6.	Funding structure

The DSM Group uses a central approach for cash management. Cash balances of the DSM Group are pooled and transferred to a centralized treasury function within DSM to the extent legally and fiscally possible. Cash and cash equivalent amounts are reflected in the Combined Carve-out Financial Statements only for those included on accounts owned by dedicated DPM legal and managerial reporting units. Positive and negative balances reflected on cash pool accounts with the centralized treasury function are presented as receivables from and payables to related parties.

Funding required for the operating and investing activities of the individual DPM legal entities or managerial reporting units are provided by the centralized treasury function within DSM. Funding is provided through short-term and long-term loans. All funding provided via loans is provided at arm’s length terms and have agreed upon repayment and interest compensation terms.

The funding structure is not necessarily representative of the financing that would have been reported if DPM operated on its own or as an entity independent from DSM during the periods presented, nor is it indicative of the financing that may arise in the future.

7.	Subsequent events

Management has applied the approach for subsequent events in the preparation of these Combined Carve-out Financial Statements in accordance with IFRS 1. As such subsequent events have been considered for

Notes to the combined carve-out financial statements of DPM

adjustment or disclosure up to 21 July 2022, the date these Combined Carve-out Financial Statements were authorized for issue by the directors.

D – Summary of significant accounting policies

Combination

The Combined Carve-out Financial Statements comprise the financial statements of the DPM transaction perimeter, and contains the financial information of the legal entities and managerial reporting units that comprise the DPM business (together ‘DPM’ or ‘group’), plus allocations from combined positions. The Combined Carve-out Financial Statements combine the financial information of three subgroups, headed by an intermediate parent within the DPM perimeter and three dedicated managerial reporting units. Further information on the entities and managerial reporting units that comprise the DPM business is provided in note 2 – DSM Protective Materials. An intermediate parent company is exposed, or has a right, to the variable returns from its involvement with its subsidiaries and has the ability to affect the returns through its power over the subsidiary. The financial data of subsidiaries are fully consolidated. Non-controlling interests in business equity and profit and loss are stated separately. Subsidiaries are consolidated from the acquisition date until the date on which DPM ceases to have control. From the acquisition date onwards, all intra-group balances and transactions and unrealized profits or losses from intra-group transactions are eliminated, with one exception: unrealized losses are not eliminated if there is evidence of an impairment of the asset transferred. In such cases, an impairment of the asset is recognized. The financial information of the three consolidated intermediate parent entities is combined with the financial information of the three dedicated managerial reporting units to prepare the Combined Carve-out Financial Statements. All balances and transactions within the DPM transaction perimeter and unrealized profits or losses from these transactions are eliminated in the combination.

Business combinations

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, including liabilities incurred, measured at acquisition date fair value, and the amount of any non-controlling interest in the acquiree. Acquisition costs incurred are expensed.

As of the acquisition date, identifiable assets acquired, liabilities assumed and any non-controlling interest in the acquiree are recognized separately from goodwill. Identifiable assets acquired and the liabilities assumed are measured at acquisition date fair value. For each business combination, DPM elects whether it measures the non-controlling interest in the acquiree at fair value or at the proportionate share of the acquiree’s identifiable net assets. Any contingent consideration payable is measured at fair value at the acquisition date.

For business combinations with the acquisition date in the prior reporting period, comparative information is revised in case adjustments are made during the measurement period to the provisional amounts, determined as part of the purchase price allocation (PPA), based on information available at the acquisition date.

Foreign currency translation

The presentation currency of the group is the euro.

Each entity of the group records transactions and statement of financial position items in its functional currency. Transactions denominated in a currency other than the functional currency are recorded at the spot exchange rates prevailing at the date of the transactions. Monetary assets and liabilities denominated in a currency other than the functional currency of the entity are translated at the closing rates. Exchange differences resulting from the settlement of these transactions and from the translation of monetary items are recognized in the income statement.

Notes to the combined carve-out financial statements of DPM

Non-monetary assets that are measured on the basis of historical costs denominated in a currency other than the functional currency continue to be translated against the rate at initial recognition and will not result in exchange differences.

On combination (and consolidation of the intermediate parent companies), the balance sheets of subsidiaries that do not have the euro as their functional currency are translated into euros at the closing rate. The income statements of these entities are translated into euros at the average rates for the relevant period. Goodwill paid on acquisition is recorded in the functional currency of the acquired entity. Exchange differences arising from the translation of the net investment in entities with a functional currency other than the euro are recorded in Other comprehensive income. The same applies to exchange differences arising from borrowings and other financial instruments insofar as those instruments hedge the currency risk related to the net investment. On disposal of an entity with a functional currency other than the euro, the cumulative exchange differences relating to the translation of the net investment are recognized in profit or loss.

Distinction between current and non-current

An asset (liability) is classified as current when it is expected to be realized (settled) within 12 months after the reporting date.

Offsetting

Financial assets and financial liabilities are offset and the net amount is presented in the Combined Carve-out Statement of Financial Position when DPM has a legal right to offset the amounts and intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously.

Intangible assets

Goodwill represents the excess of the cost of an acquisition over DPM’s share in the net fair value of the identifiable assets and liabilities of an acquired subsidiary, joint venture or associate. Goodwill paid on acquisition of subsidiaries is included in intangible assets. Goodwill paid on acquisition of joint ventures or associates is included in the carrying amount of these entities. Goodwill recognized as an intangible asset is not amortized but tested for impairment annually, and when there are indications that the carrying amount may exceed the recoverable amount.

Intangible assets acquired in a business combination are recognized at fair value on the date of acquisition and subsequently amortized over their expected useful lives, which vary from 4 to 20 years.

Separately acquired licenses, patents and application software are carried at historical cost less straight-line amortization and less any impairment losses. The expected useful lives vary from 4 to 15 years. Costs of software maintenance are expensed when incurred. Capital expenditure that is directly related to the development of application software is recognized as an intangible asset and amortized over its estimated useful life (5 to 8 years).

Research costs are expensed when incurred. Development expenditure is capitalized if the recognition criteria are met and if it is demonstrated that it is technically feasible to complete the asset; that the entity intends to complete the asset; that the entity is able to sell the asset; that the asset is capable of generating future economic benefits; that adequate resources are available to complete the asset; and that the expenditure attributable to the asset can be reliably measured. Development expenditure is amortized over the asset’s useful life.

Property, plant and equipment

Property, plant and equipment are measured at cost less depreciation calculated on a straight-line basis and less any impairment losses. Interest during construction is capitalized when it meets the criteria of a qualifying asset. Expenditures relating to major scheduled turnarounds are capitalized and depreciated over the period up to the next turnaround.

Notes to the combined carve-out financial statements of DPM

Property, plant and equipment are systematically depreciated over their estimated useful lives. The estimated remaining lives of assets are reviewed every year, taking account of commercial and technological obsolescence as well as normal wear and tear. The initially assumed expected useful lives are in principle as follows: for buildings 10–50 years; for plant and machinery 5–15 years; for other equipment 4–10 years. Land is not depreciated.

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use or the sale of the asset. Any gain or loss arising on derecognition of the asset is recorded in profit or loss.

Leases

DPM recognizes a lease liability and a corresponding right-of-use asset at the commencement date of a lease. The lease liability is initially measured at the present value of the remaining lease payments that are not paid at the commencement date. In general, DPM splits the contractual consideration into a lease and a non-lease component based on their relative stand-alone prices. For vehicle leases, however, DPM applies the practical expedient not to make this split but rather accounts for the fixed consideration as a single lease component. If available, DPM applies the implicit interest rate in the contract to discount the remaining lease payments; only else, DPM uses the applicable incremental borrowing rate as the discount rate. In determining the incremental borrowing rate, DPM applies the practical expedient to use a single discount rate to portfolios of leases with reasonably similar characteristics. Over time, the lease liability is increased by the interest expense related to the unwinding of the lease liability and decreased by the lease payments made. The lease liability is remeasured when DPM reassesses or modifies the contractual terms and conditions, including indexation.

The corresponding right-of-use assets are measured at cost less any depreciation on a straight-line basis over the expected lease term, less any impairment losses, and adjusted for remeasurements of the lease liability. In line with the initially assumed expected useful life of the corresponding asset class within Property, plant and equipment, the minimum expected lease term for building leases is in principle 10 years. However, the contractual terms or specific circumstances could require applying the shorter non-cancellable period in determining the expected lease term. For vehicle leases, the expected lease term is set equal to the contractual term (4–5 years).

Payments related to short-term leases (leases with a term shorter than 12 months) are recognized on a straight-line basis in profit or loss.

Impairment of non-financial assets

When there are indications that the carrying amount of a non-financial asset (an intangible asset or an item of property, plant and equipment) may exceed the estimated recoverable amount (the higher of its value in use and fair value less costs to sell), the possible existence of an impairment loss is investigated. If an asset does not generate largely independent cash flows, the recoverable amount is determined for the cash generating unit (CGU) to which the asset belongs. In assessing the value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market interest rates and the risks specific to the asset.

When the recoverable amount of a non-financial asset is less than its carrying amount, the carrying amount is impaired to its recoverable amount and an impairment charge is recognized in profit or loss. An impairment loss is reversed when there has been a change in estimate that is relevant for the determination of the asset’s recoverable amount since the last impairment loss was recognized. Impairment losses for goodwill are never reversed.

Equity accounted investees

An associate is an entity over which DPM has significant influence but no control or joint control, usually evidenced by a shareholding that entitles DPM to between 20% and 50% of the voting rights. A joint venture is an entity over which DSM has joint control and is entitled to its share of the net assets and liabilities. Both investments in associates and joint ventures are accounted for by the equity method, which involves

Notes to the combined carve-out financial statements of DPM

recognition in the income statement of DPM’s share of the investee’s profit or loss for the year determined in accordance with the accounting policies of DPM. DPM’s interest in an equity accounted investee is carried in the Combined Carve-out Statement of Financial Position at its share in the net assets of the investee together with goodwill paid on acquisition, less any impairment loss.

When DPM’s share in the loss of an equity accounted investee exceeds the carrying amount of that entity, the carrying amount is reduced to zero. No further losses are recognized, unless DPM has responsibility for obligations relating to the entity.

Financial instruments

Financial instruments are contractual rights and obligations resulting in an inflow or outflow of financial assets or the issue of equity instruments. They are initially measured at fair value plus any directly attributable transaction costs. Transaction costs for financial instruments assigned to the category ‘At fair value through profit and loss’ are recognized directly in the income statement. Subsequent measurement is based on the classification of financial instruments defined in IFRS 9.

Non-derivative financial instruments

DPM initially recognizes financial assets and financial liabilities on the date when DPM becomes a party to the contractual provisions of the instrument. DPM derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or when it transfers the rights to receive the contractual cash flows in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. DPM derecognizes a financial liability when its contractual obligations are discharged or canceled, or expire.

Expected credit loss

All financial assets measured at amortized cost include an allowance for expected credit loss as of the date of initial recognition of the asset. Expected credit losses are measured as the present value of the difference between the cash flows due to DPM, and the cash flows that DPM expects to receive. Expected credit losses, are reassessed over time and recognized in the income statement. Loss allowances for trade receivables are always measured at lifetime expected credit loss.

Inventories

Inventories are stated at the lower of cost and net realizable value. The first in, first out (FIFO) method of valuation is used. The cost of intermediates and finished goods includes directly attributable costs and related production overhead expenses. Net realizable value is determined as the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale. Products whose manufacturing cost cannot be calculated because of joint cost components are stated at net realizable value after deduction of a margin for selling and distribution efforts.

Current receivables

Current receivables, which include trade receivables, income tax receivables and other current receivables, for which the contractual cash flows are solely principal and interest are initially recognized at fair value plus any directly attributable transaction costs.

Subsequent to initial recognition, they are measured at amortized cost using the effective interest method, which generally corresponds to nominal value, less an adjustment for expected credit loss.

Cash and cash equivalents

Cash and cash equivalents comprise cash at banks and in hand and deposits held at call with banks with a maturity of less than three months at inception. Bank overdrafts are included in current liabilities. Cash and cash equivalents are measured at fair value through profit and loss, or amortized cost.

Notes to the combined carve-out financial statements of DPM

Provisions

Provisions are recognized when all of the following conditions are met: (1) there is a present legal or constructive obligation as a result of past events, (2) it is probable that a transfer of economic benefits will settle the obligation, and (3) a reliable estimate can be made of the amount of the obligation.

The probable amount required to settle long-term obligations is discounted if the effect of discounting is material. Where discounting is used, the increase in the provision due to the passage of time is recognized as financial expense.

Borrowings

Borrowings are not held for trading and are initially recognized at fair value of the proceeds received, net of transaction costs. Subsequently, borrowings are stated at amortized cost using the effective interest method. Measurement at amortized cost includes any discount or premium on the borrowing. Interest expenses are recorded as financial expense in profit or loss.

If the interest rate risk relating to a long-term borrowing is hedged through a fair value hedge, and the hedge is effective, the carrying amount of the long-term loan is adjusted for changes in fair value of the interest component of the hedged loan.

Other liabilities

Other liabilities are measured at amortized cost, which generally corresponds to the nominal value, or at fair value through profit and loss. The latter is mainly applied to acquisition-related liabilities.

Revenue for contracts with customers

Revenue from contracts with customers is recognized by identifying the contract and its performance obligations as well as determination and allocation of the transaction price to these performance obligations. At DPM, revenue related to the sale of goods is recognized in the income statement when the performance obligation is satisfied. This is at the point in time when transfer of control of the goods passes to the buyer. Revenue recognized is measured at the fair value of the contractual transaction price allocated to the performance obligation that is satisfied.

Income coming from the rendering of services is recognized when the service, i.e., the performance obligation, has been performed. The revenue recognized is measured at the fair value of the contractual transaction price allocated to the performance obligation that is satisfied.

Sales represent the invoice value less estimated rebates, cash discounts, and indirect taxes.

Government grants

Government grants are recognized at their fair value if there is reasonable assurance that the grant will be received and all related conditions will be complied with. Cost grants are recognized as income over the periods necessary to match the grant on a systematic basis to the cost that it is intended to compensate. If the grant is an investment grant, its fair value is initially recognized as deferred income in Other non-current liabilities and then released to profit or loss over the expected useful life of the relevant asset.

Income tax

Income tax expense is recognized in the income statement except to the extent that it relates to an item recognized directly in Other comprehensive income or Business’ equity.

Current tax is the expected tax payable or receivable on the taxable income for the year, using tax rates enacted at the reporting date, and any adjustment to tax payable with respect to previous years. The current tax position also reflects any uncertainty related to income taxes. Current tax assets and liabilities are offset only if certain criteria are met.

Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the carrying amount of assets and liabilities and their tax base. Deferred tax assets and liabilities are

Notes to the combined carve-out financial statements of DPM

measured at the tax rates that have been enacted or substantially enacted at the reporting date, and reflect any uncertainty related to income taxes and are expected to apply when the related deferred tax assets are realized or the deferred tax liabilities are settled. Deferred tax assets, including assets arising from losses carried forward and tax credits, are reassessed over time and recognized to the extent that it is probable that future taxable profits will be available against which the deductible temporary differences and unused tax losses can be utilized. Deferred tax assets and liabilities are stated at nominal value.

Deferred taxes are not provided for the following temporary differences: the initial recognition of goodwill, the initial recognition of assets or liabilities that affect neither accounting nor taxable profit, and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. Deferred tax assets and deferred tax liabilities are offset and presented net when there is a legally enforceable right to offset, and the assets and liabilities relate to income taxes levied by the same taxation authority.

Pensions and other post-employment benefits

For DPM’s defined contribution plans, the obligations are limited to the payment of contributions, which are recognized as Employee benefit costs.

New and amended IFRS reporting standards and the effect of IFRS standards not yet in effect for 2021

The impact of the IBOR reform (phase 1, effective as of 2020, and phase 2, effective as of 2021) on the operations and results of DPM is not material. Furthermore, other new or amended standards that are effective from 1 January 2021 do not have a material effect on DPM’s Combined Carve-out Financial Statements. In addition, new or amended standards effective after 1 January 2022 were neither adopted early, nor expected to have significant impact.

Notes to the combined carve-out financial statements of DPM

E – Other notes to the Combined Carve-out Financial Statements

1	General information

Unless stated otherwise, all amounts are in € thousands.

The preparation of financial statements requires estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of the financial statements.

In addition to DPM’s significant accounting policies in the previous section, the policies that management considers to be the most important for the presentation of the financial position and results of DPM’s operations are further discussed in the relevant Notes. The same holds for the issues that require management judgments or estimates about matters that are inherently uncertain. Management cautions that future events often vary from forecasts and that estimates routinely require adjustment. Areas of judgment that have the most significant effect on the amounts recognized in the Combined Carve-out Financial Statements relate to the identification of cash generating units (CGUs), impacting goodwill impairment testing.

Key assumptions and estimates that need to be made by management relate to the useful lives of non-current assets (Notes 6 and 7), the recognition and measurement of income taxes (Note 5), the determination of fair values for financial instruments (Note 18) and for share-based compensation (Note 21).

Furthermore, impairment testing of goodwill and intangible assets requires judgments by management. Apart from the determination of CGUs, the estimation of future cashflows, growth rates, discount rates and fair values minus costs of disposal require judgement as well (Notes 6, and 7).

For lease contracts under IFRS 16 that include renewal options, determining the lease term involves judgment based on the underlying asset class, past practices and current business outlooks. The assessment of these renewal options affects the lease term of these contracts and, in turn, the recognized lease liabilities and the corresponding right-of-use assets.

Exchange rates

The currency exchange rates that were used in preparing the Combined Carve-out Financial Statements are listed below for the most important currencies.

1 euro =	Exchange rate at reporting date	Average exchange rate
	2021	2021

US dollar	1.13	1.18
Chinese renminbi	7.19	7.63

Presentation of Combined income statement

DPM presents expenses in the Combined income statement in accordance with their function. This allows the presentation of gross margin on the face of the income statement, which is a widely used performance measure in the industry. The composition of the costs allocated to the individual functions is explained below.

Cost of sales encompasses all manufacturing costs (including raw materials, employee benefits, and depreciation and amortization) related to goods and services captured in sales. These are measured at their actual cost based on FIFO.

Notes to the combined carve-out financial statements of DPM

Marketing & Sales relates to the selling and marketing of goods and services, and also includes all costs that are directly related to the sale of goods, but are not originated by the manufacturing of the goods (e.g., outbound freight).

Research & Development consists of:

-	Research, which is defined as original and planned investigation undertaken with the prospect of gaining new scientific or technical knowledge and understanding.

-

Development, which is defined as the application of research findings or other knowledge to a plan or design for the production of new or substantially improved materials, devices, products, processes, systems or services before the start of commercial production or use that do not meet the accounting requirements for capitalization.

General and administrative relates to the strategic and governance role of the general management as well as the representation of DPM as a whole in the financial, political or business community. It also relates to business support activities of staff departments that are not directly related to the other functional areas.

2	DSM Protective Materials

DSM Protective Materials (DPM) consists of various legal entities. The interest of DPM in entities relate to:

-	Interests in fully owned entities

-	Interest in a partly owned entity

-	Interest in an equity accounted investee

As per 31 December 2021, DPM consists of the following dedicated DPM legal entities and equity accounted investees:

Legal entity name	Country	Entity type	Interest held

Controlled - Fully owned entities

DSM Protective Materials B.V.	the Netherlands	Intermediate parent	100%
DSM High Performance Polyethylenes B.V.	the Netherlands	Subsidiary	100%
DSM Protective Materials International B.V.	the Netherlands	Intermediate parent	100%
DSM ICD Participations B.V.	the Netherlands	Intermediate parent[1]	100%
Shandong ICD Trading Co., Ltd	China	Subsidiary	100%
DSM Protective Materials LLC	United States	Intermediate parent	100%
Cubic Tech Corporation	United States	Subsidiary	100%

Controlled - Partly owned entity
Shandong ICD High Performance Fibre Co, Ltd.	China	Subsidiary	91.75%

Equity accounted investee
Nippon Dyneema Co. Ltd	Japan	Equity accounted investee	50%

1 DSM ICD Participations B.V. is an intermediate parent, but is fully owned by DSM Protective Materials International B.V. and as such included in the consolidation group of DSM Protective Materials International B.V. as intermediate parent.

Further details on the partly owned subsidiary is disclosed in note 13 – Non-controlling interests and on the equity accounted investee in note 8 – Equity accounted investees. In addition to the dedicated legal entities, DPM also consists of three dedicated DPM managerial reporting units that are part of a larger legal entity owned by DSM in Singapore, China and Brazil. The activities and balances of these dedicated DPM managerial reporting units are reflected in these Combined Carve-out Financial Statements, refer also to the section on Introduction to the Combined Carve-out Financial Statements.

Notes to the combined carve-out financial statements of DPM

3	Sales and costs

Sales

2021
Goods sold	334,468
Services rendered	4,554

Total	339,022

Fulfillment of the performance obligations related to goods sold is measured using the commercial shipment terms as an indicator for the transfer of control. Fulfillment of the performance obligations for services rendered is identified according to the individual contract. The payment terms are determined per end market on a customer basis. DPM has neither specific obligations for returns or refunds, nor specific warranties or other related obligations.

Disaggregation of sales

Disaggregation of sales by end market is as follows:

2021
Third party sales
Personal Protection (PP)	172,221
Marine & Industrial Fibers (MIF)	118,597
Consumer & Professional Protection (CPP)	33,235
Ultra High Molecular Weight Polyethylene (UH)	6,355
Other	1,793
Total Third party sales	332,201
Related party sales
Ultra High Molecular Weight Polyethylene (UH)	2,339
Contract manufacturing services	4,482
Total Related party sales	6,821
Total	339,022

Disaggregation of sales to third parties by geography of destination is as follows:

2021
Third party sales
Europe	140,848
Americas	134,252
Asia Pacific	55,423
Other	1,678
Total Third party sales	332,201

Notes to the combined carve-out financial statements of DPM

Total costs

In 2021, total operating costs, including other operating income, amounted to € 276.6 million, and included Cost of sales amounting to € 213.5 million; gross margin as a percentage of sales stood at 37%. Total operating costs included a corporate cost allocation of € 6.0 million.

Employee benefit costs

2021
Wages and salaries	67,639
Social security costs	8,050
Pension costs (see also Note 19)	6,864
Share-based compensation (see also Note 21)	409
Total	82,962

Employee benefit costs relate to DPM employees, with both permanent and temporary contracts. In the Netherlands the DPM employees are not employed by DPM, but instead by DSM entities. In 2021, costs for these employees working for DPM entities are charged to DPM for an amount of € 37.3 million and are reflected on the underlying line items to which the costs relate to. Employee benefit costs are primarily included in cost of sales.

Depreciation, amortization and impairments

2021
Amortization of intangible assets	1,239
Depreciation of property, plant and equipment owned	33,339
Depreciation of right-of-use assets	1,244
Impairment losses	1,988
Total	37,810

Depreciation, amortization and impairment expenses are included in cost of sales, Marketing & Sales, Research & Development and General & Administrative expenses, of which over 90% is included in cost of sales due to the nature of the underlying categories of property, plant & equipment, intangible assets and right-of-use assets.

Other operating income

2021
Gain on sale of assets	171
Insurance benefits	766
Earn-out payments and other settlements	1,761
Exchange differences	228
Sundry	416
Total	3,342

Other operating expense

2021
Loss on sale of property, plant & equipment	123
Sundry	25
Total	148

Notes to the combined carve-out financial statements of DPM

4	Financial income and expense

2021
Financial income
Interest income - third parties	12
Interest income - related parties	131
Total financial income	143
Financial expense
Interest expense - third parties	(40)
Interest expense - related parties	(6,533)
Exchange rate results	(342)
Other financial expense	(162)
Total financial expense	(7,077)
Financial income and expense	(6,934)

In 2021, no interest was capitalized during construction as there were no qualifying assets under construction during the year.

5	Income tax

The income tax expense was € 9.2 million, which represents an effective income tax rate of 16.7%. The amount can be broken down as follows.

2021
Current tax expense:
- Current year	12,426
- Prior-year adjustments	119
Total current tax expense	12,545
Deferred tax expense:
- Originating from temporary differences and their reversal	(3,034)
- Prior-year adjustments	(126)
- Change in tax rate	(138)
Total deferred tax expense	(3,298)
Total tax expense	9,247

The relationship between the income tax rate in the Netherlands and the effective tax rate on the profit before income tax expense can be explained as follows.

Notes to the combined carve-out financial statements of DPM

Effective tax rate

In %	2021
Domestic income tax rate	25.0
Tax effects of:
- Deviating rates	(0.8)
- Net operating losses not recognized	1.1
- Change in tax rates	(0.2)
- Tax-exempt income and non-deductible expense	(7.5)
- Other effects	(0.9)
Effective tax rate on profit before income tax expense	16.7

The total effective tax rate on the taxable result in 2021 was 16.7%.

The effective tax rate in 2021 was mainly positively impacted by tax-exempt income related to the innovation box in the Netherlands.

The balance of the deferred tax assets and deferred tax liabilities decreased by € 3.4 million owing to the changes presented in the following table.

Deferred tax assets and liabilities

2021
Balance at 1 January
Deferred tax assets	1,567
Deferred tax liabilities	(7,943)
Total	(6,376)
Changes:
- Income tax income / (expense) in income statement	3,219
- Income tax: change in tax percentage	79
Total income statement	3,298
- Income tax expense in OCI	594
- Exchange differences	(472)
Balance at 31 December	(2,956)
Of which:
- Deferred tax assets	3,076
- Deferred tax liabilities	(6,032)

Notes to the combined carve-out financial statements of DPM

The deferred tax assets and liabilities relate to the following statement of financial position items.

Deferred tax assets and liabilities by statement of financial position item

	2021
	Deferred tax assets	Deferred tax liabilities
Intangible assets	844	(1,373)
Property, plant and equipment	1,818	(7,166)
Right-of-use assets	-	(1,501)
Financial assets	220	-
Inventories	1,200	-
Receivables	5	(41)
Lease liabilities non-current	1,277	-
Other non-current liabilities	148	-
Non-current provisions	-	-
Other current liabilities	2,627	(1,389)
Lease liabilities current	285	-
	8,424	(11,470)
Tax losses carried forward	90	-
Set-off	(5,438)	5,438
Total	3,076	(6,032)

No deferred tax assets were recognized for loss carryforwards amounting to € 56.2 million. Unrecognized loss carryforwards amounting to € 47.2 million related to the business in China will expire in the years up to and including 2031 (€ 29.5 million up to and including 2025, € 12.7 million between 2026 and 2027 and € 5.0 million between 2028 and 2031 included). € 9.0 million of losses do not expire.

The valuation of deferred tax assets depends on the probability of the reversal of temporary differences and the utilization of tax loss carryforwards, tax credits and withholding tax. Deferred tax assets are recognized for future tax benefits arising from temporary differences and for tax loss carryforwards to the extent that the tax benefits are probable. DPM has to assess the likelihood that deferred tax assets will be recovered from future taxable profits. Deferred tax assets are reduced if, and to the extent that, it is not probable that all or some portion of the deferred tax assets will be realized. In the event that actual future results differ from estimates, and depending on tax strategies that DPM may be able to implement, changes to the measurement of deferred taxes could be required, which could have an impact on the company’s financial position and profit for the year.

Notes to the combined carve-out financial statements of DPM

6	Intangible assets & goodwill

	Goodwill	Licenses and patents	Under development	Other	Total
Balance at 1 January 2021
Cost	39,637	23,030	1,304	15,804	79,775
Amortization and impairment losses	-	15,295	-	12,353	27,648
Carrying amount at 1 January 2021	39,637	7,735	1,304	3,451	52,127

Changes in carrying amount:
- Capital expenditure	-	-	2,300	-	2,300
- Amortization	-	(1,028)	-	(211)	(1,239)
- Exchange differences	3,853	584	3	188	4,628
	3,853	(444)	2,303	(23)	5,689
Balance at 31 December 2021
Cost	43,490	24,073	3,607	16,066	87,236
Amortization and impairment losses	-	16,782	-	12,638	29,420
Carrying amount at 31 December 2021	43,490	7,291	3,607	3,428	57,816

The amortization of intangible assets is included in Cost of sales, Marketing & Sales, Research & Development and General & Administrative expenses. Other intangible assets mainly relate to land use rights in China, which are amortized over the period in which DPM is entitled to use the land. Internally generated intangible assets only relate to intangible assets under development. In 2021 no interest was capitalized in relation to the intangible assets under development.

In the past, DPM has acquired entities in business combinations that have been accounted for by the acquisition method, resulting in recognition of goodwill and other intangible assets. Goodwill recognized fully relates to acquisitions conducted by the DPM perimeter and is reflected in DSM ICD Participations B.V., DSM Protective Materials LLC and DSM Protective Materials International B.V. The amounts assigned to the acquired assets and liabilities are based on assumptions and estimates about their fair values. In making these estimates, management consulted independent, qualified appraisers if appropriate.

The annual impairment test of goodwill is performed in the fourth quarter. The recoverable amount of the Cash generating unit (CGU) is based on a value-in-use calculation. DPM is considered one single CGU for goodwill impairment testing purposes, and thus all goodwill is allocated to this single CGU.

The five year cash flow projections are derived from DPM’s business plan as adopted by the Managing Board of the DSM Group and updated periodically for example when the strategy is updated. The terminal value growth rate is determined with the assumption of limited inflationary growth. The key assumptions in the cash flow projections relate to the market growth and the related revenue projections, EBITDA developments, and the rate used for discounting cash flows.

Notes to the combined carve-out financial statements of DPM

Key assumptions for goodwill impairment tests

2021

Forecast period in years	5

Terminal value growth	1%

Pre-tax discount rate	10%

Average sales growth

- Year 1—5	4.5%

For DPM the growth assumptions are based on global market trends related to the protective materials industry and the introduction of new innovations. A sensitivity test was performed on the impairment test and showed that the conclusion of this test would not have been different if a reasonable possible adverse change in key parameters had been assumed.

7	Property, plant and equipment

Composition of Property, plant and equipment

2021
Property, plant and equipment owned	207,336
Right-of-use assets	6,391

Total	213,727

Property, plant and equipment owned

	Land and buildings	Plant and machinery	Other equipment	Under construction	Total

Balance at 1 January 2021

Cost	125,202	623,735	3,564	14,073	766,574
Depreciation and impairments	81,866	463,658	3,374	938	549,836

Carrying amount at 1 January 2021	43,336	160,077	190	13,135	216,738
.

Changes in carrying amount:
- Capital expenditure	-	-	-	12,474	12,474
- Put into operation	295	8,104	46	(8,445)	-
- Depreciation	(5,701)	(27,557)	(81)	-	(33,339)
- Impairment losses	-	(1,929)	-	(59)	(1,988)
- Disposals	-	-	-	(124)	(124)
- Exchange differences	3,454	9,123	16	982	13,575

	(1,952)	(12,259)	(19)	4,828	(9,402)

Balance at 31 December 2021
Cost	134,788	654,684	3,749	19,202	812,423
Depreciation and impairments	93,404	506,866	3,578	1,239	605,087

Carrying amount at 31 December 2021	41,384	147,818	171	17,963	207,336

In 2021, impairment losses of € 2.0 million were recognized on Property, plant and equipment. Land with a book value of € 1.6 million is not depreciated. In 2021 no interest was capitalized in relation to property, plant and equipment under construction.

Notes to the combined carve-out financial statements of DPM

Right-of-use assets

	Land and buildings	Plant and machinery	Vehicles	Total

Balance at 1 January 2021

Cost	8,166	72	889	9,127
Depreciation and impairments	1,805	66	351	2,222

Carrying amount at 1 January 2021	6,361	6	538	6,905
.

Changes in carrying amount:
New leases	511	-	10	521
Remeasurements	61	61	(47)	75
Depreciation	(1,014)	(21)	(209)	(1,244)
Exchange rate differences	98	-	36	134

	(344)	40	(210)	(514)

Balance at 31 December 2021

Cost	8,718	133	823	9,674
Depreciation and impairments	2,701	87	495	3,283

Carrying amount	6,017	46	328	6,391

For the disclosures on the lease liabilities that correspond with the right-of-use assets, see note 14 -Borrowings.

8	Equity accounted investees

The following table analyses, in aggregate, the carrying amount and share of profit and other results of equity accounted investees.

2021
Balance at 1 January	3,398
- Share of the profit of equity accounted investees	(63)
- Other comprehensive income	(114)
Balance at 31 December	3,221

DPM owns 50% of the shares of Nippon Dyneema Co. Ltd. (NDL) via DSM Protective Materials B.V., the other 50% are held by Toyobo Co. Ltd. DPM has significant influence to direct the investee’s relevant activities. Hence, equity accounting is applied. NDL is a manufacturing company of cellulosic fibers. It has two manufacturing sites in Tsuruga and Katata, both in Japan. The shareholders purchase material from NDL against a transfer price that covers all production and support staff costs plus a fiscal mark-up.

Notes to the combined carve-out financial statements of DPM

9	Inventories

2021
Raw materials and consumables	19,229
Intermediates and finished goods	58,046
77,275
Adjustments to lower net realizable value	(13,091)
Total	64,184

Changes in the adjustment to net realizable value

2021
Balance at 1 January	(19,073)
Additions charged to income statement	(124)
Utilization	1,266
Reversals	4,933
Exchange differences	(93)
Balance at 31 December	(13,091)

The carrying amount of inventories adjusted to net realizable value was € 39.3 million. Write-downs and reversals of write-downs of inventory balances to net realizable value are included in cost of sales.

10	Current receivables

2021
Trade receivables
Trade accounts receivable	45,720
Trade receivables - related parties	1,981
47,701
Expected credit loss	(70)
Total Trade receivables	47,631
Income tax receivable	774
Other current receivables
Other taxes and social security contributions	2,831
Other related party receivables	189,246
Other receivables	243
Deferred items	859
Total Other current receivables	193,179
Total current receivables	241,584

Income tax receivables almost fully relates to receivables from DSM entities within a tax unity. Refer to note 22 – related party transactions for further details.

Notes to the combined carve-out financial statements of DPM

Other related party receivables relate to the receivables on DSM Finance B.V. in relation to the DSM cash pool accounts, in which to the extent legally possible cash balances of DSM subsidiaries are swept daily to bank accounts centrally held by DSM Finance B.V. and which as such result in a receivable balance on or payable balance to DSM Finance B.V. Further information on the terms and conditions of the cash pool accounts is disclosed in note 14 - Borrowings. Information about the expected credit loss that relates to trade receivables and other related party receivables resulting in a loss allowance is included under credit risk in note 18 – Financial instruments and risks.

11	Cash and cash equivalents

2021
Deposits	765
Cash at bank and in hand	5,355
Payments in transit	50
Total	6,170

Deposits are classified as ‘cash equivalent’ if held at banks with a maturity of less than three months at inception. Deposits will be classified as ‘current investments’ if the maturity is more than three months but less than or equal to one year. At 31 December 2021 only deposits are held with a maturity of less than three months at inception and as such all are classified as cash equivalent. The purpose of the deposits is either to meet short-term cash commitments, or to manage liquidity to such extent, that yields are optimized, while allowing DPM sufficient freedom in fulfilling its (strategic) goals.

Cash at year-end 2021 was not being used as collateral and therefore was not restricted.

In a few countries, DPM faces cross-border foreign exchange controls and/or other legal restrictions that limit its ability to make these balances available at short notice for general use by the group. The amount of cash held in these countries was € 5.4 million at year-end 2021. The cash will generally be invested or held in the relevant country and, given the other liquidity resources available to DPM, does not significantly affect the ability of DPM to meet its obligations.

12	Owner’s net investment

Components of owner’s net investment

DPM operates and is managed as part of the DSM Group. Owner’s net investment reflects the net funding position between DSM and DPM and comprises currency translation differences, hedging reserve, result for the period and funding by the DSM Group.

The increase in the Translation reserve in 2021 is mainly caused by a weakening of the euro against the US dollar and Chinese renminbi. As a consequence, the total value of the subsidiaries increased, which led to a positive exchange difference of € 14.0 million.

For the Dutch DPM entities, the Translation reserve and Hedging reserve (which at year-end amounts to nil) are legal reserves in accordance with Dutch law and cannot be distributed to shareholders.

Dividend

For the year 2021 no dividends were proposed nor distributed by DPM to DSM.

Notes to the combined carve-out financial statements of DPM

Capital management

As DSM Protective Materials (DPM) does not have a separate and independent capital structure within the DSM Group, the objectives for capital management are met in conjunction with the overall DSM Groups capital management objectives.

The DSM Group manages capital based upon the measures capital employed, working capital, net debt and cash flows before financing activities. These measures are used by the DSM Group to evaluate the capital efficiency of the DSM Group and its operating sectors, including DPM.

Capital employed is defined as the total of the carrying amount of intangible assets and property, plant and equipment, inventories, trade receivables and other receivables, less trade payables, other current liabilities, investment grants and customer funding. Working capital is the total of inventories and current receivables, less current payables. Net debt is the total of current and non-current borrowings less cash and cash equivalents, current investments and the net position of derivatives. Cash flows before financing activities consist of cash flows from operating activities and cash flows from investing activities.

13	Non-controlling interests

2021
Shandong ICD High Performance Fibre Co. Ltd
% of non-controlling interest	8.25%
Balance at 1 January	1,642
Changes:
- Share of profit/charged to income statement	141
- Exchange differences	198
Total changes	339
Balance at 31 December	1,981

Not fully-owned entities on a 100% basis

2021
Shandong ICD High Performance Fibre Co. Ltd
Assets
Intangible assets	4,684
Property, plant and equipment	31,083
Deferred tax assets	6,384
Inventories	6,548
Receivables	4,327
Cash and cash equivalents	5,367
Total assets	58,393
.
Liabilities
Borrowings (current)	24,912
Other current liabilities	9,467
Total liabilities	34,379
Net assets (100% basis)	24,014
Sales	19,073
Net profit for the year	1,707

Notes to the combined carve-out financial statements of DPM

2021
Shandong ICD High Performance Fibre Co. Ltd
Cash flows
Operating cash flows	6,028
Investing cash flows	(502)
Financing cash flows	(553)
Total net increase in cash and cash equivalents	4,973

14	Borrowings

	2021
	Total	Of which current
Borrowings from DSM	158,708	46,504
Other related party payables	29,272	29,272
Lease liabilities	6,523	1,283
Total	194,503	77,059

DPM obtains current and non-current borrowings from DSM on a regular basis, through a periodic process to determine financing needs. Funding obtained is at arm’s length terms, with applicable interest rates based on the creditworthiness of the DPM entity borrowing the funds from DSM. Short-term borrowings are obtained to fund part of the working capital needs for the upcoming year, whereas long-term borrowings (generally with a term of 3-5 years) are obtained to partly fund working capital needs and to fund capital expenditures. All borrowings obtained require a bullet payment at the end of the term of the loan. Interest accrued in relation to the borrowings obtained is paid twice a year. No collateral has been provided for any of the borrowings obtained.

As at 31 December 2021 the following non-current loans were outstanding:

-	USD loan for a nominal amount of USD 111.0 million, fully repayable at the end of the term of the loan in 2023, carrying a fixed interest of 5.16%.

-	EUR loan for a nominal amount of EUR 14.2 million, fully repayable at the end of the term of the loan in 2024, carrying a variable interest based on 6-months Euribor with a margin of 0.64%.

The current borrowings from DSM relate to the current portion of long-term borrowings and relate to EUR borrowings for a nominal amount of EUR 41.5 million, with a variable interest based on 6-months EURIBOR with a margin of 0.34%-0.50%, and for a nominal amount of CNY 36.0 million with a fixed interest of 6.15%, all of which are repayable in 2022.

Other related party payables relate to situations in which DPM entities have temporary overdrafts on their cash pool accounts with DSM. Short-term or long-term borrowings are obtained by DPM in case cash pool positions are expected to remain in an overdraft position for a longer period.

DPM participates in the cash pool account system of the DSM Group, based on which cash pool accounts are opened by DSM Finance B.V. for specific DPM entities. DPM entities only participate when it is legally permissible to do so. Cash pool accounts are freely accessible to settle both third party as well as related party payables and are fed by the collection of the related party receivables and daily sweeping of external bank accounts as held by DPM. Cash pool accounts are interest bearing and have no maturity date.

Credit facilities could be agreed on for specific cash pool accounts, which are considered to be short-term in nature. The credit limit is based on the Internal Finance Plan (IFP) and as such the credit rating of the respective

Notes to the combined carve-out financial statements of DPM

DPM entity. All amounts owing under the credit facility are repayable upon first written demand by DSM Finance, and any part of the credit facility could be cancelled by DSM Finance at any time or replaced by DSM Finance with long-term or short-term loans.

Applicable interest rates, both on positive and negative amounts on cash pool accounts are determined on a monthly basis by DSM Finance based on the currency of the cash pool accounts and related one month interest rates. DSM Finance has the authority to cancel the cash pool account system within the DSM Group and as such to cancel the cash pool accounts.

The schedule of repayment of borrowings is as follows.

Borrowings by maturity

2021
2022	77,059
2023	99,049
2024	15,125
2025 and 2026	1,703
After 2026	1,567
Total	194,503

A breakdown by currency is given in the following table.

Borrowings by currency

2021
EUR	60,682
CNY	25,140
USD	108,673
Other	8
Total	194,503

In 2021, total borrowings decreased by € 6.1 million due to the following changes.

Movements of borrowings

2021
Balance at 1 January	200,662
Repayments	(15,858)
Unwinding (interest)	110
Changes in other related party payables	2,108
New lease arrangements (incl. remeasurements)	596
Payment of lease liabilities	(1,300)
Exchange differences	8,185
Balance at 31 December	194,503

Notes to the combined carve-out financial statements of DPM

A breakdown of the lease liabilities is given below.

Lease liabilities by maturity

2021
2022	1,280
2023	1,118
2024	985
2025	958
2026	825
2027	784
After 2027	1,205
Total undiscounted lease liabilities at 31 December	7,155
Lease liabilities included in the Combined Carve-out Statement of Financial Position at 31 December	6,523
Current	1,283
Non-current	5,240

In addition to the contractual lease commitments, DPM has identified explicit renewal options available to DPM, which are currently not reasonably certain to be exercised and are therefore not included in the measurement of the lease.

The associated future lease payments which are uncommitted and optional for DPM, are estimated around € 0.9 million

The interest expense on the lease liabilities was € 0.1 million and the total repayments of the lease liabilities amounted to € 1.3 million in 2021. These cash flows are reported as financing cash flows.

DPM’s policy regarding financial-risk management is described in note 18 – Financial instruments and risks.

15	Other non-current liabilities

2021
Government grants	7,501
Deferred items	49
Acquisition related liabilities	335
Total	7,885

The movement in government grants could be presented as follows:

2021
Balance at 1 January	7,387
New grants received	627
Release of grants to income statement	(1,083)
Exchange rate differences	570

Balance at 31 December	7,501

The grants received predominantly relates to an investment grant received in the United States.

Notes to the combined carve-out financial statements of DPM

16	Current liabilities

2021
Trade payables
Received in advance	6
Trade accounts payable	29,362
Owing to equity accounted investees	81
Trade accounts payable to related parties	8,384
Total Trade payables	37,833
Income tax payable	7,868
Other current liabilities
Other current liabilities	740
Other taxes and social security contributions	1,012
Pensions	85
Investment creditors	4,125
Employee-related liabilities	7,602
Acquisition related liabilities	222
Total Other current liabilities	13,786
Total current liabilities	59,487

Income tax payables relate to payables to DSM entities to settle income tax balances as part of a tax unity for an amount of € 7.8 million. Income tax payables directly to tax authorities amounts to € 0.1 million.

Included in trade accounts payable are amounts due to suppliers which could be part of a supply chain finance arrangement between the supplier and a third-party bank. DPM suppliers have the option to enter into such supply chain finance arrangements with third party banks, which provides them with the option of earlier payment based on terms linked to DPM’s investment grade credit rating. If a supplier chooses to participate in such an arrangement, this does not impact the classification of the trade payable for DPM as these supply chain finance arrangements are concluded between the banks and the suppliers and do not alter the payment conditions between the supplier and DPM. Therefore, these amounts remain classified as trade payables.

17	Commitments

The commitments in the following table are not recognized in the Combined Carve-out Statement of Financial Position.

2021
Guarantee obligations on behalf of equity accounted investees and third parties	1,756
Total	1,756

Guarantee obligations are related to financing obligations of associated companies or related third parties on the other. Guarantee obligations will only lead to a cash outflow when called upon. At year-end, no obligations had been called upon.

Notes to the combined carve-out financial statements of DPM

Litigation

DPM has a process in place to monitor legal claims periodically and systematically.

DPM is involved in several legal proceedings, most of which are related to the ordinary course of business. DPM does not expect these proceedings to result in liabilities that have a material effect on DPM’s financial position.

18	Financial instruments and risks

Policies on financial risks

As being part of DSM Group, DPM is exposed to financial risks in the normal course of business. A major objective of the DSM Group policy is to minimize the impact of market, liquidity and credit risk on the value of DPM and its profitability. In order to achieve this, a systematic financial and risk management system has been established. For the purpose of securing compliance with the risk management policies, an internal control framework has been implemented, and the controls are monitored and tested periodically.

The derivatives contracts used by DPM are entered into exclusively in connection with the corresponding underlying transaction (hedged item) relating to normal operating business. The instruments used are customary products, such as forward exchange contracts.

Liquidity risk

Liquidity risk is the financial risk that an entity does not have and/or cannot access enough liquid cash and/or assets to meet its obligations. This can happen if the entity’s credit rating falls, or when it experiences sudden unexpected cash outflows or an unexpected drop in cash inflows, or some other event that causes counterparties to avoid trading with or lending to the entity. Additionally, an entity can be indirectly exposed to market liquidity risk, if the financial markets on which it depends are subject to loss of liquidity.

The primary objective of liquidity management is to optimize the corporate cash position, among other things, by securing availability of sufficient liquidity for execution of payments by DPM entities, at the right time and the right place.

At 31 December 2021, DPM had cash and cash equivalents of € 6.2 million. In addition, DPM had a net related party receivable related to the cash pool accounts of € 160.0 million.

DPM has no derivative contracts to manage currency risk or interest rate risk at 31 December 2021.

Floating-rate and fixed-rate borrowings and monetary liabilities analyzed by maturity are summarized in the following table. Borrowings are shown after taking into account related interest rate derivatives in designated hedging relationships. DPM manages financial liabilities and related derivative contracts on the basis of the remaining contractual maturities of these instruments. The remaining maturities presented in the following table provide an overview of the timing of the cash flows related to these instruments. Financial assets are not linked to financial liabilities in order to meet cash outflows on these liabilities.

Notes to the combined carve-out financial statements of DPM

Financial liabilities

	Carrying amount	Within 1 year	1 to 2 years	2 to 3 years	3 to 4 years	4 to 5 years	After 5 years
	2021

Borrowings	(194,503)	(77,059)	(99,049)	(15,125)	(913)	(790)	(1,567)

Monetary liabilities	(38,280)	(38,280)

Interest payments	(3,678)	(3,678)

Cash at redemption ¹	(631)	(373)	(74)	(61)	(45)	(35)	(44)

Total	(237,093)	(119,390)	(99,123)	(15,186)	(958)	(825)	(1,611)

1   Difference between nominal redemption and amortized costs.

Market risk

Market risk can be subdivided into interest rate risk, currency risk and price risk.

Interest rate risk

Interest rate risk is the risk that adverse movements of interest rates lead to high costs on interest-bearing debt or assets, which negatively impact DPM’s capability to honor its commitments. Interest rate risk is managed at DSM Group level. The DSM Group’s interest rate risk policy is aimed at minimizing the interest rate risks associated with the financing of the DSM Group and thus at the same time optimizing the net interest costs. This policy translates into a certain desired profile of fixed-interest and floating-interest positions at DSM Group level, including cash and cash equivalents, with the floating-interest position not exceeding 60% of net debt.

The following analysis of the sensitivity of borrowings and receivables to interest rate movements assumes an instantaneous 1% change in interest rates for all maturities from their level on 31 December 2021, with all other variables held constant. A 1% reduction in interest rates would result in a € 0.1 million pre-tax loss in the income statement and business equity on the basis of the composition of financial instruments on 31 December 2021. The opposite applies in the case of a 1% increase in interest rates. The sensitivity of financial instruments with a floating interest rate on 31 December 2021 to changes in interest rates is set out in the following table.

All financing obtained from and provided to related parties, including other related party receivables and other related party payables are subject to floating interest rates.

Sensitivity to change in interest rate

	2021
	Carrying amount	Sensitivity
		+1%	(1%)
Cash and cash equivalents	6,170	62	(62)
Other related party receivables	189,246	1,892	(1,892)
Short-term borrowings	(75,776)	(757)	757
Long-term borrowings	(112,204)	(1,122)	1,122

Currency risk

Currency risk is the risk that adverse movements of foreign currencies negatively impact the results of operations and the financial condition of DPM, for example due to losses on assets or liabilities in foreign currencies. As at 31 December 2021, DPM has not hedged the currency risks resulting from sales and purchases.

Notes to the combined carve-out financial statements of DPM

The risks arising from currency exposures are regularly reviewed and hedged. DPM used currency forward contracts, spot contracts, and average-rate currency forwards and options to hedge the exposure to fluctuations in foreign exchange rates, which were all terminated prior to year-end.

The following analysis of the sensitivity of net borrowings to currency movements against the euro assumes a 10% change in all foreign currency rates against the euro from their level on 31 December 2021, with all other variables held constant. A +10% change indicates a strengthening of the foreign currencies against the euro. A -10% change represents a weakening of the foreign currencies against the euro.

Sensitivity to change in exchange rate

Sensitivity changes on these positions will generally be recognized in profit or loss or in the translation reserve in business equity.

	2021
	Carrying amount	Sensitivity
		10%	-10%
Cash and cash equivalents	6,170	592	(592)
Other related party receivables	189,246	13,414	(13,414)
Short-term borrowings (excluding lease liabilities)	(75,776)	(3,427)	3,427
Long-term borrowings (excluding lease liabilities)	(112,204)	(9,800)	9,800
Lease liabilities	(6,523)	(152)	152

In case of a strengthening or weakening of the euro against USD and CNY (being the key currencies), this would affect the translation of financial instruments denominated in these currencies, when assuming all other variables being constant as follows:

		2021
	Profit or loss		Business equity
	Strengthening	Weakening	Strengthening	Weakening
EUR	-	-	-	-
USD (10% movement)	(3,640)	3,640	(18,424)	18,424
CNY (10% movement)	(642)	642	(22,176)	22,176

Credit risk

Credit risk is the risk that a (commercial or financial) counterparty may not be able to honor a financial commitment according to the contractual agreement with DPM. The company manages the credit risk to which it is exposed by applying credit limits per customer. Credit limits are determined based on DSM Group policies related to amongst other industries and countries in which the customer is active, together with their payment behaviors. DPM applies specific risk mitigation measures if credit risk is above related risk appetite. In those cases guarantees or prepayments could be required from the customer. Credit risk related to financial institutions is managed through the cash pool accounts, with zero balancing arrangements. Therefore, outstanding balances with financial institutions is kept to a minimum and amounts are as such invested in the cash pool accounts with DSM. .

DPM evaluates the concentration of credit risks with respect to trade receivables as low, as its customers are located in several jurisdictions and industries. At the reporting date there was one customer with a balance greater than 10% of the total trade receivables outstanding. In addition, over 95% of the total other receivables outstanding relates to the cash pool accounts with DSM, which has a credit rating of A-.

Notes to the combined carve-out financial statements of DPM

For all financial assets measured at amortized cost, the estimation of the loss allowance for doubtful accounts receivable is based on an expected credit loss (ECL) model.

For trade receivables, DPM uses an allowance matrix to measure the lifetime ECL for trade receivables. The loss rates depend among other things on the specified aging categories and are based on historical write-off percentages, taking market developments into account.

For other financial assets, DPM applies an ECL model that seeks to reflect the size and significance of DPM’s exposure to credit loss. The ECL is based on the allocation of a credit risk grade which is based on data that is determined to be predictive of the risk of loss (including but not limited to external ratings, audited financial statements, management accounts and cash flow projections and available press information about customers) and applying experienced credit judgement. Credit risk grades are defined using qualitative and quantitative factors that are indicative of the risk of default and are aligned to external credit rating definitions from Moody’s.

Risk of default is herewith considered as the risk of bankruptcy, or any legal impediment to the timely payment of either interest and/or principal, as well as missed or delayed disbursement of either interest and/or principal.

The loss allowance on non-current financial assets that has been taken into consideration at the end of 2021 was nil.

With regard to treasury activities (for example cash and cash equivalents held with banks or financial institutions) it is ensured that financial transactions are only concluded with counterparties that have at least a Moody’s credit rating of A3 for long-term instruments, as such expected credit losses for these financial assets are deemed immaterial. Other related party receivables are receivables on DSM Finance B.V., which is operating under a liability declaration from Koninklijke DSM N.V. As such DPM determined the allowance for expected credit losses on the other related party receivables based on DSM’s credit rating and determined the expected credit losses on such receivables to amount to nil. Appropriate allowances are made for any credit risks that have been identified on other financial assets in line with the expected credit loss policy.

The development of the outstanding receivables per aging category is as follows.

2021
Neither past due nor impaired	41,601
1–29 days overdue	5,696
30–89 days overdue	316
90 days or more overdue	88
Total	47,701

Notes to the combined carve-out financial statements of DPM

The table below provides information about the credit risk exposure per aging category and the ECL for trade accounts receivable of € 0.1 million at 31 December 2021, see note 10 Current receivables.

	2021

	Weighted average loss rate	Gross carrying amount	Expected credit loss
Neither past due nor impaired	0.1%	41,601	28
1–29 days overdue	0.4%	5,696	20
30–89 days overdue	1.5%	316	5
90 days or more overdue	20.0%	88	17
Total		47,701	70

The changes in the expected credit loss for trade accounts receivables and related party receivables are deemed immaterial for the year and as such not further disclosed.

The maximum exposure to credit risk is represented by the carrying amounts of financial assets that are recognized in the Combined Carve-out Statement of Financial Position.

Information about financial assets is presented in note 10 - Current receivables, note 11 - Cash and cash equivalents and note 18 - Financial instruments and risks.

DPM’s policy is to grant guarantees for credit support of subsidiaries and equity accounted investees, to get access to credit facilities which are necessary for their operating working capital needs and which cannot be funded by the cash pools and/or for bank guarantees needed for local governmental requirements. Information on guarantees is presented in note 17 – Commitments.

Hedge accounting

Up to 2021, DPM used derivative financial instruments to manage financial risks relating to business operations and does not enter into speculative derivative positions. The purpose of cash flow hedges is to minimize the risk of volatility of future cash flows. These may result from a recognized asset or liability or a forecast transaction that is considered highly probable (firm commitment). DPM determines the existence of an economic relationship between the hedging instrument and hedging item based on currency, amount and timing of their respective cash-flows. The hedge ratio is dependent on the risk analysis related to the specific cash flow, and can vary from 50% to 100%. Changes in fair value as a result of changes in exchange rate (for firm commitment hedges) are recognized in Other comprehensive income (Hedging reserve), and ineffectiveness (mainly as a result of changes in timing of the hedged transactions) will be recognized in the income statement. As soon as the forecast transaction is realized (the underlying hedged item materializes), the amount recognized in the Other comprehensive income will be reclassified to the income statement. In case the hedged future transaction is a non-financial asset or liability, the gain or loss recognized in Other comprehensive income will be included in the cost of acquisition of the asset or liability.

Cash flow hedges

In 2021, DPM terminated the existing hedging relations and has no derivative financial instruments used for hedging as at 31 December 2021.

Fair value of financial instruments

The following methods and assumptions were used to determine the fair value of financial instruments: cash, current receivables, current borrowings (excluding current portion of long-term instruments) and other categories of current liabilities are stated at carrying amount, which approximates fair value in view of the short maturity of these instruments. The fair value of long-term instruments are based on calculations, quoted market prices or quotes obtained from intermediaries.

Notes to the combined carve-out financial statements of DPM

DPM uses the following hierarchy for determining the fair value of financial instruments:

Level 1:	quoted prices in active markets for identical assets or liabilities

Level 2:	other techniques for which all inputs that have a significant effect on the fair value are observable, either directly or indirectly

Level 3:	techniques that use inputs that have a significant effect on the fair value that are not based on observable market data

The following table shows the carrying amounts and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy.

Fair value of financial instruments

	Carrying amount			Fair Value
	Amortized.	FVTPL	Total	Level 1	Level 2	Level 3	Total
	Cost

Assets 2021
Other non-current receivables	60		60			60	60

Trade receivables	47,631		47,631			47,631	47,631

Other related party receivables	189,246		189,246			189,246	189,246

Other current receivables	3,074		3,074			3,074	3,074

Cash and cash equivalents	6,170		6,170			6,170	6,170

Liabilities 2021
Borrowings	(194,503)		(194,503)			(194,503)	(194,503)

Other non-current liabilities		(335)	(335)			(335)	(335)

Trade payables	(37,833)		(37,833)			(37,833)	(37,833)

Other current liabilities	(13,564)	(222)	(13,786)			(13,786)	(13,786)

During the year there were no transfers between individual levels of the fair value hierarchy, all financial instruments are Level 3 instruments, both at the beginning and at the end of the year. The fair values of DPM’s borrowings are determined by using the DCF method using a discount rate that reflects the issuer’s borrowing rate as at the end of the reporting period. The own non-performance risk as at 31 December 2021 was assessed to be insignificant. The fair values of trade receivables, other related party receivables, other current receivables, cash and cash equivalents, trade payables and other current liabilities are determined using the DCF method. Fair value of these financial instruments approximate their carrying amounts largely due to the short-term maturities of these instruments.

19	Post-employment benefits

The group operates a number of defined contribution plans throughout the world. The pension plans are generally funded by payments from employees and from the relevant DPM companies.

Post-employment benefits are employee benefits (other than termination benefits and short-term employee benefits) that are payable after the completion of employment. The charges for pension costs recognized in the income statement (note 3 – Sales and costs) fully relate to defined contribution plans.

Pensions

The DPM group companies have various pension plans, which are geared to the local regulations and practices in the countries in which they operate. As these plans are designed to comply with the statutory framework, tax legislation, local customs and economic situation of the countries concerned, it follows that the nature of the plans varies from country to country. The plans are based on local legal and contractual obligations.

Notes to the combined carve-out financial statements of DPM

DPM’s current policy is to offer defined contribution retirement benefit plans to new employees wherever possible.

20	Notes to the cash flow statement

The cash flow statement provides an explanation of the changes in cash and cash equivalents. It is prepared on the basis of a comparison of the statements of financial position at 1 January and 31 December. Changes that do not involve cash flows, such as changes in exchange rates, amortization, depreciation, impairment losses and transfers to other statement of financial position items, are eliminated.

Cash and cash equivalents as included in the Combined carve-out cash flow statement are equal to the amounts included in the Combined Carve-out Statement of Financial Position. Other related party receivables and other related party payables, which are related to the cash pool accounts, as such are not considered to be cash and cash equivalents, but the related movements are presented as cash flows from financing activities, due to the nature of the funding arrangements within the DSM Group. Any additional excess cash, where legally permitted is transferred to DSM via the cash pool accounts. Through the cash pool accounts as such amounts are invested at DSM.

Reference is made to note 14 – Borrowings for disclosure on the changes in liabilities arising from financing activities.

21	Share-based compensation

Eligible DPM employees participate in the share-based compensation plans of DSM, as DPM does historically not have its own share capital. The share-based compensation plan in which DPM employees participate is the DSM Restricted- and Performance Share Unit Plan.

The DSM Restricted- and Performance Share Unit Plan provides rules for the grant of Restricted Share Units (RSU) and Performance Share Units (PSU) to eligible employees. The effective date of any grant of share units is the last trading day at the Amsterdam Stock Exchange in March.

The number of share units to be granted is based on the face value of the DSM share. The grant value (depending on job level) to eligible employees will be divided by the average share price in January. As a result, the number of share units to be granted annually will fluctuate with the share price development. The grant concerns the maximum number of Restricted Share Units (RSUs) and Performance Share Units (PSUs) that may vest.

RSUs and PSUs are subject to a vesting period of 3 years starting at the grant date. Vesting of RSUs is subject to continued employment until the vesting date (“time vesting”). In addition, vesting of PSUs is also subject to the achievement of predefined performance targets at the end of the vesting period. The PSUs granted in 2021 are subject to the realization of four equally weighted goals:

-	Relative Total Shareholder Return (TSR) performance versus a peer group

-	Return on Capital Employed (ROCE) growth

-	Energy Efficiency Improvement (EEI)

-	Greenhouse Gas Emissions (GHGE) reduction

Non-vested share units will be forfeited. If employment is terminated prior to the vesting date, specific rules regarding vesting and forfeitures apply.

Share units are settled by delivery of DSM shares.

Notes to the combined carve-out financial statements of DPM

Overview of share units

Year of	Outstanding	In 2021					Outstanding at	Share price	Expiry date
issue	at						31 Dec. 2021	at date of
	1 Jan. 2021	Granted		Vested		Forfeited/expired [1]		grant (€)
2018	5,565		-		(5,565)	-	-	80.04	31-Mar-21

2019	7,453		-		-	(4,354)	3,099	97.74	31-Mar-22

2020	5,410		-		-	(3,150)	2,260	103.50	31-Mar-23

2021	-		4,838		-	(2,284)	2,554	144.30	31-Mar-24

2021 Total	18,428		4,838		(5,565)	(9,788)	7,913

1 Restricted and Performance Share Units may partly vest upon termination of employment in connection with, for example, divestments, retirement or early retirement. Forfeited/expired Restricted and Performance Share Units during 2021 relate to one member of key management personnel transitioning from DPM to DSM during 2021.

The grant to eligible DPM employees is – as of 2021 – based on the ‘at-target’ grant level (in previous years this was the ‘maximum number’ that could vest). An ‘at-target’ grant level includes RSUs as well as PSUs. In the future this may, upon vesting and depending on the achievement of underlying goals, result in a performance correction, i.e., the forfeiture of outstanding PSUs (if performance goals are not or only partly achieved) or in an additional number of PSUs to vest (if performance goals are overachieved).

Certain employees in the Netherlands are entitled to employee stock options, to be granted on the first day on which the DSM stock is quoted ex-dividend following the Annual General Meeting of Shareholders. The opening price of the DSM stock on that day is the exercise price of such stock options. Employee stock options can immediately be exercised and have a term of five years and as such vest immediately. No stock options were granted in 2021 and as such no expenses were recognized in relation to employee stock options in 2021. Nonetheless, certain employees in the Netherlands do hold employee stock options from prior year grants made by DSM. If employee stock options, as held by DPM employees would be exercised by the employee, then any potential impact or cash flows would not flow to DPM, but instead to DSM. As such the exercise of employee stock options does not impact DPM. Therefore no further information is disclosed in relation to employee stock option plans.

Measurement of fair value

The costs of share units are measured by reference to the fair value of the DSM share at the date on which the share units are granted, ex-dividend as the share units do not accumulate dividend during the three-year vesting period.

The costs of option plans are measured by reference to the fair value of the options at the date on which the options are granted. The fair value is determined using the Black-Scholes model, taking into account market conditions linked to the price of the DSM share. Stock-price volatility is determined on the basis of historical volatilities of the DSM share price measured each month over a period equal to the expected option life. The costs of these options are recognized in the income statement fully on the grant date (Employee benefit costs).

Assumptions determining fair value

The following assumptions were used to determine the fair value at grant date.

Plan assumptions

2021
Share units
Risk-free rate	-0.60%
Expected share life in years	3
Nominal share life in years	3
Share price in €	144.30
Expected dividend in €	7.20
Fair value of share granted in €	137.10

An amount of € 0.4 million is included in the costs for wages and salaries for share-based compensation.

Notes to the combined carve-out financial statements of DPM

22	Related party transactions

In the ordinary course of business, DPM buys and sells goods and services from/to various related parties in the DSM Group. Transactions are conducted under terms and conditions that are equivalent to those that apply to arm’s length transactions.

Transactions and relationships with related parties are reported in the table below. Transactions with Koninklijke DSM N.V. ultimate shareholder of DPM relates only to share-based payments transaction for € 0.4 million.

Transactions with other DSM entities, as such potentially including transactions with a shareholder of one DPM legal entity are presented as transactions with other DSM entities, as the respective entity is not the shareholder of all DPM entities.

Transactions with related parties

	2021
	Other DSM entities	Equity accounted investees
Transactions with related parties
Sales to	4,482	2,339
Interest income from	131	-
Purchases from	(27,547)	(2,382)
Interest expense to	(6,533)	-

Receivables from related parties
Trade receivables	860	1,121
Other related party receivables	189,246	-
Income tax receivables	758	-
Other tax receivables	1,189	-

Payables to related parties
Borrowings	(158,708)	-
Other related party payables	(29,272)	-
Trade accounts payables	(8,384)	(81)
Lease liabilities	(4,847)	-
Income tax payables	(7,807)	-
Other tax payables	(401)	-
Total balances with related parties	(17,487)	1,040

The shareholder, DSM, has issued guarantees on behalf of DPM to third parties for an amount of € 2.3 million. DPM may issue guarantees as credit enhancement of equity accounted investees to acquire bank facilities for these equity accounted investees. DPM has provided guarantees to third parties for debts of equity accounted investees for an amount of € 1.8 million.

Notes to the combined carve-out financial statements of DPM

Key management compensation

Compensation of key management, which comprises the DPM Strategic Leadership Team in 2021 is as follows:

2021
Short-term employee benefits	2,809
Post-employment benefits	288
Share-based payment transactions	338
Total	3,435

The amounts disclosed in the table are the amounts recognized by DPM as an expense in 2021 related to key management personnel.

23	Events after the reporting date

Subsequent events have been considered for adjustment or disclosure up to 21 July 2022, the date these Combined Carve-out Financial Statements, were authorized for issue.

Sale of DPM Business

On 20 April 2022 DSM announced an agreement to sell the Protective Materials business to Avient Corporation for an Enterprise Value of € 1.44 billion, which comprises all of the DPM transaction perimeter.

Invasion of Ukraine

The Russian invasion of Ukraine that started in February 2022, together with the resulting international sanctions against Russia may have a pervasive economic impact. As DPM is not directly active, nor does it have any direct investments, in these countries, no direct impact is expected. Nevertheless, international sanctions could impact our customers, suppliers or business partners.